Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of Impac Mortgage Holdings, Inc. (the “Company”) and to the incorporation by reference therein of our reports dated March 15, 2019 with respect to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, both included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2018.

/s/ Squar Milner LLP

Irvine, California

December 6, 2019